EXHIBIT 99.5

KNOLOGY, INC.

BENEFICIAL OWNER ELECTION FORM

FOR RIGHTS TO ACQUIRE SERIES AA CONVERTIBLE PREFERRED STOCK

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering by Knology, Inc., a Delaware corporation (the “Company”), of rights (the “Rights”) to acquire shares of Series AA convertible preferred stock, par value $.01 per share (the “Series AA Preferred Stock”), of the Company. Each share of Common Stock held by you on my behalf entitles me to one (1) Right. Each Right entitles me to purchase .0536 of a share of Series AA Preferred Stock pursuant to a basic subscription privilege (the “Basic Subscription Privilege”), and if I (we) exercise fully my basic subscription privilege, additional shares pursuant to an oversubscription privilege (the “Oversubscription Privilege”), in each case at a subscription price of $10.00 per share of Series AA Preferred Stock and pursuant to the terms and subject to the conditions set forth in the prospectus dated                     , 2005 (the “Prospectus”).

In Part I of this form, I (we) instruct you whether to exercise the Rights distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

PART I

BOX 1.  ☐     Please do not exercise Rights for shares of Series AA Preferred Stock.

BOX 2.  ☐     Please exercise Rights for shares of Series AA Preferred Stock as set forth below:

	Number of Shares		Subscription Price		Payment
Basic Subscription Privilege:*		X	$10.00	=	$	(Line 1)
(1 Right = .0536 of a Share)					(Shares X Price)
Oversubscription Privilege:*		X	$10.00		$	(Line 2)
					(Shares X Price)

*	As described in the Prospectus, you must exercise enough Rights to purchase at least one whole share of Series AA Preferred Stock, either through exercise of the Basic Subscription Privilege alone, or, if you do not have enough Rights to purchase one whole share through exercise of the Basic Subscription Privilege, through exercise of the Oversubscription Privilege.

By exercising the Oversubscription Privilege, I (we) hereby represent and certify that I (we) have fully exercised my (our) Basic Subscription Privilege received in respect of shares of Common Stock held in the below-described capacity.

Total Payment Required = $                                                                 (Sum of Lines 1 and 2).

BOX 3.  ☐     Payment in the following amount is enclosed: $

BOX 4.  ☐     Please deduct payment from the following account maintained by you as follows:

Type of Account	Account Number	Amount to be Deducted
Date	Signature(s)

BOX 5.  ☐     Please have Wachovia Bank, N.A. effect my specific instructions that I (we) have attached hereto and for which I (we) have had an Eligible Institution guarantee my (our) signature(s).

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	acknowledge that I (we) received and read the Prospectus relating to my (our) Rights and that the terms and conditions of the Rights as set forth in the Prospectus have been incorporated by reference into this form;

•	(if Box 2 above is selected) irrevocably elect to purchase the number of shares of Series AA Preferred Stock indicated above upon the terms and conditions specified in the Prospectus;

•	represent and warrant that I am a (we are) resident(s) of the United States or am (are) otherwise entitled to exercise or transfer, or direct the exercise or transfer of, my (our) Rights as a non-U.S. holder who has satisfied the terms and conditions for exercise as described in the Prospectus; and

•	agree that if I (we) fail to pay for the shares of Series AA Preferred Stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Signature(s):		Type or Print Name:
Signature(s):		Type or Print Name:
(If held jointly)
Signature(s) Guaranteed by:			(If Box 5 is checked)
Eligible Institution